EXHIBIT 10.1
Contact: David Zigdon, CFO (972) 3-6455004 davidz@radcom.com

RADCOM REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF 2005

-- Profitable Quarter With 43% YOY Revenue Growth --

TEL-AVIV, Israel—April 26, 2005-- RADCOM Ltd. (”the Company”) (NASDAQ: RDCM) today announced unaudited financial results for the first quarter ended March 31, 2005.

Financial Results
Revenues for the first quarter of 2005 were $5,017,000, an increase of 43% compared to $3,504,000 in the first quarter of 2004. Gross margin for the quarter was 68% compared 67% in the first quarter of 2004. Net income for the first quarter of 2005 was $134,000, or $0.01 per ordinary share, compared to a net loss of ($576,000), or ($0.05) per ordinary share, for the first quarter of 2004.

The Company’s cash and cash equivalents rose by approximately $1.4 million during the quarter, reflecting positive cash flow from operations, the exercise of warrants by the Company’s PIPE (private placement) investors and the exercise of options by its employees.

Comments of Management
Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “We are pleased to report a profitable quarter marked by strong year-over-year revenue growth, high gross margins and positive cash flow. In contrast to our normal seasonal trend, sales for the first quarter remained strong, declining by just 1% compared to the fourth quarter of 2004. This demonstrates the momentum that continues to build for our flagship Cellular Performer and Omni-Q solutions in all target markets and the success of our sales and marketing efforts in North America.

“We continue to build our capabilities in China, including the appointment during the quarter of an extremely experienced local General Manager. We are also investing in products to support the ‘triple play’ needs (converged video, voice and data networks) of equipment vendors and service providers. Taken as a whole, we are pleased with our progress and optimistic regarding our prospects.”

Guidance
The following statements are forward-looking in nature, and actual results may differ materially.

Revenues for the second quarter of 2005 are expected to be between $4.8 million and $5.2 million with gross margins similar to the first quarter and both operating and net profit for the period.

RADCOM’s management invites you to take part in an interactive teleconference to discuss the results today, April 26th, at 9:00 a.m. Eastern Standard Time. To participate, please call 1-866-322-0747 from the U.S. or Canada, or +1-706-758-0715 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 9:30 AM Eastern Time on April 26th until midnight May 3rd. To access the replay, please call 1-800-642-1687 from the U.S. or Canada, or +1-706-645-9291 from international locations, and use the access code 5339948. The conference call can also be accessed online at www.radcom.com.

RADCOM designs, manufactures, markets and supports network test and quality management solutions for service providers, developers and enterprises worldwide. The company specializes in comprehensive performance measurement and voice quality management systems for VoIP and cellular converged networks as well as in a line of high quality, integrated, multitechnology WAN/LAN/ATM test solutions. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM Ltd.

Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)

	Three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Sales	$5,017	$3,504
Cost of sales	1,621	1,144
Gross profit	3,396	2,360

Research and development, gross	1,415	1,246
Less - royalty-bearing participation	395	500
Research and development, net	1,020	746

Sales and marketing	1,866	1,744

General and administrative	411	452

Total operating expenses	3,297	2,942

Operating income (loss)	99	(582)

Financing income, net	35	6

Net income (loss)	134	(576)

Basic net earning (loss) per ordinary share	$0.01	$(0.05)
Diluted net earning (loss) per ordinary share	$0.01	$(0.05)
Weighted average number of ordinary shares used in computing basic net earnings (loss) per ordinary share	14,291,735	10,610,274
Weighted average number of ordinary shares used in computing diluted net earnings (loss) per ordinary share	16,234,918	10,610,274

(Additional table to follow)

RADCOM Ltd. Consolidated Balance Sheets (1000's of U.S. dollars)

	As of	As of
	March 31, 2005	December 31, 2004
	(unaudited)	(unaudited)
Current Assets
Cash and cash equivalents	7,976	6,558
Marketable securities	1,989	1,992
Trade receivables, net	4,072	5,341
Inventories and inventory prepayments	2,451	2,400
Other current assets	829	880
Total Current Assets	17,317	17,171

Assets held for severance benefits	1,820	1,784

Property and equipment, net	1,197	1,174

Total Assets	20,334	20,129

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	1,943	2,027
Current deferred revenue	1,084	889
Other payables and accrued expenses	3,140	4,204
Total Current Liabilities	6,167	7,120

Long-Term Liabilities
Long-term deferred revenue	929	583
Liability for employees’ severance pay benefits	2,447	2,402
Total Long-Term Liabilities	3,376	2,985

Total Liabilities	9,543	10,105

Shareholders' Equity
Share capital	105	101
Additional paid-in capital	44,342	43,698
Accumulated other comprehensive loss	(28)	(13)
Accumulated deficit	(33,628)	(33,762)
Total Shareholders' Equity	10,791	10,024

Total Liabilities and Shareholders' Equity	20,334	20,129